Exhibit 99.1

Collectors Universe Reports Metrics for Second Fiscal Quarter and Six Months Ended December 31, 2004

30% Increase in Total Units Authenticated and Graded Over Comparable Quarter, and 25% Over Comparable Six Month Period of Prior Year

          NEWPORT BEACH, Calif., Jan. 11 /PRNewswire-FirstCall/ -- Collectors Universe, Inc. (Nasdaq: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-end collectibles, today published its unit performance metrics for second quarter of fiscal 2005 which ended on December 31, 2004.  The Company reports units which have been authenticated, graded and shipped, on a quarterly basis, for coins, sports cards, autographs and stamps, which comprise its principal authentication and grading markets.  The Company’s brands in those markets include: Professional Coin Grading Service (PCGS) for coins, Professional Sports Authenticator (PSA) for sports cards, PSA/DNA Authentication Services (PSA/DNA) for autographs and Professional Stamp Experts (PSE) for stamps.

          Total Units
          Total units authenticated and graded grew by approximately 30% to 698,000 units in the quarter ended December 31, 2004, from 537,000 units in the quarter ended December 31, 2003.  In the six months ended December 31, 2004, total units increased by approximately 25% to 1,361,000 from 1,086,000 for the six months ended December 31, 2003.

          PCGS Units
          PCGS units authenticated and graded increased by approximately 48% in the second quarter of fiscal 2005 to 421,000 units from 285,000 units in the same period in 2004.  For the six months ended December 31, 2004, PCGS units increased by approximately 40% to 792,000 units from 567,000 in the same six months last year.

          PSA Units
          PSA units authenticated and graded grew by approximately 8% to 253,000 units in the quarter ended December 31, 2004 from 235,000 in the same period in 2004.  For the six months ended December 31, 2004, PSA units increased by approximately 6% to 518,000 from 488,000 units in the same six months of the prior year.

          PSA/DNA Units
          Units authenticated by PSA/DNA increased by approximately 21% to 17,000 units in the second quarter of fiscal 2005 from 14,000 in the same period in 2004.  In the six months ended December 31, 2004, PSA/DNA units increased by approximately 70% to 39,000 units from 23,000 in the same six months last year.

          PSE Units
          PSE units authenticated and graded grew by approximately 133% to 7,000 units in the second quarter of fiscal 2005 from 3,000 units in the same period of fiscal 2004.  For the six months ended December 31, 2004, PSE units increased by approximately 50% to 12,000 from 8,000 units in the six months ended December 31, 2003.

          About Collectors Universe
          Collectors Universe, Inc. is a leading provider of value added services to the high-end collectibles market.  The Company authenticates and grades collectible coins, sports cards, autographs and stamps.  The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia and collectible stamps. This information is accessible to collectors and dealers at the Company’s web site, www.collectors.com, and is also published in print.

          Forward Looking Information
          This press release contains statements regarding our expectations about our future financial performance that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Our financial performance and business in the future may differ, possibly materially, from our current expectations due to a number of risks and uncertainties.  Those risks and uncertainties include, but are not limited to: changes in general economic conditions, and changes in conditions in the collectibles markets in which we operate, such as a possible decline in the popularity of some high-value collectibles, either of which could reduce the volume of authentication and grading submissions to us and, therefore, the fees we generate; a lack of diversity in our sources of revenues and, more particularly, our dependence on collectible coin authentication and grading for a significant percentage of our total revenues, which makes us vulnerable to declines in revenues and income should there be declines in collectibles grading submissions generally or, more particularly, in collectible coin submissions which can be caused by a decline in the value of precious metals over which we do not have control; and our dependence on a limited number of key management personnel and collectibles experts the loss of which could adversely affect our future financial performance.  Certain of these risks and uncertainties, in addition to other risks, are more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, as filed with the Securities and Exchange Commission.  In addition, although we believe that our strategy to exit the commerce segment of our business and focus substantially all of our resources on our authentication and grading and services segment will better enable us to achieve improvements in the profitability, there is no assurance that our  strategy will prove to be successful.  Among other things, one consequence of our strategy is that there will be a significant decline in our revenues.  As a result, our profitability will suffer if we are unable to maintain our general and administrative expenses in line with our lower revenue base. Additionally, our success in the future will depend on our ability to achieve internal growth in our authentication and grading businesses and to find and take advantage of opportunities to acquire other businesses that provide value added services to the collectibles markets.  There is no assurance that we will be able to achieve such growth and growth by acquisition presents a number of risks including an inability to integrate newly acquired businesses into existing operations successfully and the potential that such acquisitions will result in increased operating costs that will adversely affect operating income and profits.

          These forward-looking statements are made only as of the date of this news release, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Mike Lewis
Chief Financial Officer
Collectors Universe
949-567-1375
Email: mlewis@collectors.com

SOURCE  Collectors Universe, Inc.
     -0-                                                            01/11/2005
     /CONTACT:  Mike Lewis, Chief Financial Officer of Collectors Universe, +1-949-567-1375, mlewis@collectors.com /
     /Web site:  http://www.collectors.com /